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                          EXHIBIT 20.1

                                    March 25, 1994



Dear Shareholder:

     It is my pleasure to enclose our 1993 Annual Report which details First Commonwealth's 11th consecutive year of increased earnings since the Corporation's inception in 1983. Please take a few moments to review this important document. At First Commonwealth, we honor tradition and we pioneer change. It is this philosophy which has led to our excellent earnings -- 13% better than 1992; shareholder dividend growth - up every year First Commonwealth has been in existence; and the exceptional growth in the long term value of your investment.

     Our Annual Shareholder Meeting and Luncheon will convene at 12:00 noon, Saturday, April 23, 1994 at Folger Dining Hall, Indiana University of Pennsylvania. I encourage you to join us for this opportunity to learn firsthand of First Commonwealth's exciting plans for continuing to build long term shareholder value. A number of important documents are enclosed in preparation for the meeting.

     * The Proxy Statement - detailing information pertinent to the Annual Meeting

     * The Proxy Card - (located in the window of the envelope containing this letter.) Note that this card should be returned directly to The Bank of New York, our Transfer Agent. Please mark, sign, date and return this card regardless of whether or not you plan to attend the meeting in person. If you wish to change your vote after the proxy card has been returned, you may do so at any time before the vote is taken at the meeting.

     * Annual Meeting, Luncheon Card and Map - If you plan to attend the luncheon, please complete and return the luncheon card by April 13, 1994 so that we may properly prepare. The luncheon card should be sent directly to First Commonwealth, not enclosed with the materials sent to The Bank of New York.

     Thank you for your continued confidence and support. If you have any questions about the enclosed material, please call our toll free number 1-800-331-4107.

                                   Sincerely,